RESOLVED, that the Corporation reserve up to 1,000,000 shares of common stock to be issued to employees, directors, consultants and advisors, under a plan to be known as the 2002 Advisor Compensation Plan; and

         RESOLVED FURTHER, that 35,000 shares be issued for consulting services provided by William Allen, under a consulting agreement; and

         RESOLVED FURTHER, that the Corporation register the shares issued to Mr. Allen and otherwise thus reserved on a registraion statement on Form S-8.



             RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized to do or cause to be done, all such acts and things and to make, execute and deliver, or cause to be made, executed and delivered, in the name of and on behalf of the Corporation, all such agreements, instruments and certificates as such officer and officers may deem necessary, advisable or appropriate to effectuate or carry out the purpose and intent of the foregoing resolutions and to perform the obligations of the Corporation thereunder, such officer or officers' execution of the same to be conclusive evidence of the exercise of the discretionary authority herein conferred.